UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2009
DURA AUTOMOTIVE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21139 (Commission File Number)	26-2773380 (IRS Employer Identification No.)
2791 Research Drive, Rochester Hills, Michigan 48309
(Address of Principal executive offices, including Zip Code)
(248) 299-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On January 20, 2009, Dura Holding Germany GmbH (“Dura Germany”), a non-domestic subsidiary of Dura Operating Corp. (“Dura”), Dura European Holding LLC & Co. KG, and certain of Dura Germany’s non-domestic subsidiaries (collectively, the “Loan Parties”) received the necessary consents from their lenders to extend the existing waiver of (i) a potential breach of the capital expenditure covenant in the European Term Loan Agreement (the “Capital Expenditures Waiver”) and (ii) a breach of the minimum cash covenant (the “Minimum Cash Waiver”) until January 22, 2009 (the “Expiry Date”); provided, that (A) the Capital Expenditures Waiver was limited to the capital expenditures (x) paid in cash prior to December 19, 2008 or (y) paid in cash from December 19, 2008 through December 31, 2008 in an amount not to exceed in the aggregate €200,000, (B) the Minimum Cash Waiver was limited solely to any breach arising from the failure to have such minimum cash as a result of check, wires, instructions, withdrawals or debits that were made in the ordinary course of business and consistent with past practice and (C) the Loan Parties agreed to maintain no less than €5,000,000 eligible cash at any time during the term of the Minimum Cash Waiver. In addition, the Loan Parties agreed during the term of the waiver (i) only to transfer cash or assets from deposit accounts in which the lenders have a perfected security interest to other accounts in which they do not have a security interest in the ordinary course of business and consistent with past practice, (ii) not to agree (nor allow their subsidiaries to agree) to any new commitments to make capital expenditures and (iii) not to make (nor allow their subsidiaries to make) any payments in respect of capital expenditures, except payments when due in the ordinary course of business in accordance with past practices. If necessary, Dura Germany will seek additional consents from its lenders to extend the Expiry Date past January 22, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURA AUTOMOTIVE SYSTEMS, INC.
/s/ Theresa L. Skotak
Date: January 26, 2009	Name:	Theresa L. Skotak
	Title:	Executive Vice President and Chief Administrative Officer

3